Filed Pursuant to Rule 433

Registration Statement No. 333-199023

July 25, 2016

PRICING TERM SHEET — NOTES DUE 2021

Unilever Capital Corporation

$550,000,000 1.375% Senior Notes due 2021

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Rating*:	A1/A+/A+

Principal Amount:	$550,000,000

Maturity:	July 28, 2021

Coupon:	1.375%

Public Offering Price:	99.204%

Yield to Maturity:	1.541%

Spread to Benchmark Treasury:	T+40 bps

Benchmark Treasury:	UST 1.125% due June 30, 2021

Benchmark Treasury Yield:	1.141%

Benchmark Treasury Price:	99-29+

Net Proceeds:	$543,697,000

Minimum Denominations:	$100,000 and any integral multiple of

$1,000 above that amount

CUSIP/ISIN:	904764AT4/US904764AT48

Trade Date:	July 25, 2016

Pay Dates:	Semi-annually on January 28 and July 28, commencing January 28, 2017

Make-Whole:	T+10 bps

Settlement:	July 28, 2016 (T+3)

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman, Sachs & Co. at 1-866-471-2526, (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) Mizuho Securities USA Inc. at 1-866-271-7403, or (4) Morgan Stanley & Co. LLC at 1-866-718-1649.

Filed Pursuant to Rule 433

Registration Statement No. 333-199023

July 25, 2016

PRICING TERM SHEET — NOTES DUE 2026

Unilever Capital Corporation

$700,000,000 2.000% Senior Notes due 2026

jointly, severally, fully and unconditionally guaranteed by

Unilever N.V.

Unilever PLC

Unilever United States, Inc.

Issuer:	Unilever Capital Corporation

Guarantors:	Unilever N.V. Unilever PLC Unilever United States, Inc.

Security Type:	SEC-Registered Senior Notes

Rating*:	A1/A+/A+

Principal Amount:	$700,000,000

Maturity:	July 28, 2026

Coupon:	2.000%

Public Offering Price:	98.417%

Yield to Maturity:	2.177%

Spread to Benchmark Treasury:	T+60 bps

Benchmark Treasury:	UST 1.625% due May 15, 2026

Benchmark Treasury Yield:	1.577%

Benchmark Treasury Price:	100-14

Net Proceeds:	$685,769,000

Minimum Denominations:	$100,000 and any integral multiple of $1,000 above that amount

CUSIP/ISIN:	904764AU1/US904764AU11

Trade Date:	July 25, 2016

Pay Dates:	Semi-annually on January 28 and July 28, commencing January 28, 2017

Make-Whole:	T+10 bps

Settlement:	July 28, 2016 (T+3)

Clearing System:	The Depository Trust Company (“DTC”) (including via Euroclear and Clearstream as participants in DTC)

Joint Bookrunners:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Mizuho Securities USA Inc. Morgan Stanley & Co. LLC

*A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer and the guarantors have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer and the guarantors have filed with the SEC for more complete information about the issuer, the guarantors and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (1) Goldman, Sachs & Co. at 1-866-471-2526, (2) J.P. Morgan Securities LLC at 1-212-834-4533, (3) Mizuho Securities USA Inc. at 1-866-271-7403, or (4) Morgan Stanley & Co. LLC at 1-866-718-1649.